Exhibit 10.1

May 16, 2016

Riggs Eckelberry

2713 Willowhaven Dr.

La Crescenta CA 91214

Dear Riggs,

This letter serves to formalize discussions during the Board meeting held on May 11, 2016 and to outline your new approved compensation and to amend the Management by Objectives (“MBO”) process outlined in the original agreement of February 16, 2010 appended hereto as Exhibit 1.

The original agreement between OriginClear, Inc. (the “Company”) and you dated February 16, 2010 implemented a formal MBO process providing you up to $160,000 in additional annual compensation. This letter amendment hereby cancels that original agreement and imposes the sole condition for earning the $40,000 bonus per quarter shall now be that the Company achieves consolidated operating profit for the previous quarter with the first qualifying quarter being Q2 2016. There shall be no partial accomplishment. The bonus shall be paid in future periods in its entirety after each quarterly financial review process if consolidated operating profit, defined as Consolidated Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization, is achieved, and not at all if it has not.

For canceling the up to $160,000 in additional annual compensation until consolidated operating profit is achieved and in consideration for your services to the Company, the Board has approved a $100,000 per annum increase in your salary, effective May 16, 2016. Additionally, the Q1, 2016 proposed MBO goal approved at the January 15, 2016 meeting of the Board is hereby canceled.

Upon your acceptance, this amendment will be appended to the agreement of February 16, 2010.

Sincerely,	Offer Accepted:

/s/ Anthony T. Fidaleo	/s/ T. Riggs Eckelberry
Anthony T. Fidaleo	T. Riggs Eckelberry

/s/ Jean-Louis Kindler
Jean-Louis Kindler

/s/ Byron Elton
Byron Elton

A leading provider of water treatment solutions.

525 S. Hewitt St., Los Angeles, CA 90013 | Phone: +1 (323) 939-6645 | Fax: +1 (323) 315-2300 | www.originclear.com

EXHIBIT 1

A leading provider of water treatment solutions.

525 S. Hewitt St., Los Angeles, CA 90013 | Phone: +1 (323) 939-6645 | Fax: +1 (323) 315-2300 | www.originclear.com

February 16, 2010

Riggs Eckelberry

Re: Offer of Employment

Dear Riggs,

This offer will implement a formal MBO process to formalize the similar arrangement begun in 2009.

The intention of this process is to set one key company objective which shall be met in each quarter. lf accomplished 100%, a bonus of $40,000 will be awarded. Lesser achievement will result in a proportionately smaller performance bonus.

At each quarterly Board meeting, you will present your objective for the quarter and will report on the objective set for the previous quarter. The Board will vote to on a percentage of attainment of the objective, and will approve the objective for the new quarter. The Board's decision is final.

Upon approval, the Company will pay the bonus by multiplying the bonus sum by the approved percentage of attainment and pay the resulting sum at the next pay period after approval.

Upon your acceptance, this offer will be appended to your offer of June 4, 2007.

Sincerely,	Offer Accepted:

/s/ T. Riggs Eckelberry
Ivan Ivankovich	T Riggs Eckelberry
Director